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                                                                   EXHIBIT 10.23


                                LICENSE AGREEMENT

         This License Agreement is made on the 26th day of September, 2003, by Global Energy Group, Inc. a Delaware Corporation, whose principal place of business is 2346 Success Drive, Odessa, FL 33556 ("Licensor") and Global Energy Distribution Group, L.L.C. an Oklahoma Limited Liability Company, whose principal address is 1425 East 71st, Tulsa, OK 74136 ("Licensee").


         Licensor desires to conditionally license to Licensee and Licensee desires to conditionally license from Licensor certain intellectual property owned by Licensor (whether acquired or developed internally, and whether previously or in the future) in accordance with this agreement and in accordance with the Agreement for Distribution of Global Energy Products ("Distribution Agreement") executed by Licensor and Licensee contemporaneously with this agreement.

         Therefore, the parties agree as follows:

                         ARTICLE 1. DEFINITION OF TERMS

         The following definitions apply in this agreement:

         1.1 "LICENSED PRODUCT" means any product or component thereof manufactured as contemplated by this agreement and incorporating any intellectual property owned by Licensor (whether acquired or developed internally, and whether previously or in the future), including but not limited to the intellectual property embodied within the Licensed Patents and/or Licensed Technology:

                  1.1.1 Global currently holds the exclusive rights to seven U.S. patents and seven patent-pending applications pursuant to a series of agreements with the inventors of the underlying technologies. Under the terms of these agreements, Licensee has the exclusive right to pursue commercial development of the patented technologies. A brief summary of each patent follows:

                  USP# 4,599,870 (RECENTLY EXPIRED)
                  A refrigeration heat recovery system for producing usable hot water from a refrigeration system's waste heat, using a natural force to provide water flow through the heat exchanger (thermosyphon effect) rather than using a pump.

                  USP# 5,970,728
                  Utilization of multiple staged common circuit compressors to provide for higher heat output from a heat pump at low outside ambient conditions. Heat output is maintained, or even increased, as outside temperatures fall.


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                  USP# 6,070,423
                  A system to provide first, liquid refrigerant subcooling by means of evaporative cooling utilizing the condensate water, and second, a system for providing hot gas discharge refrigerant precooling by means of evaporative cooling. Both combining to give greater capacity without requiring an increase in input power, and even possibly decreasing the required input power.

                  USP# 6,116,048
                  An evaporator design that provides counterflow temperature conditions to the direction of air flow by sectionalizing the various temperature gradients found in evaporators and arranging the sections to provide a temperature gradient that places the warmest section in front of colder and subsequently colder sections. Provides for optimized heat exchange as well as improved dehumidification.

                  USP# 6,167,715 B1
                  A direct refrigerant to ground (geothermal) heat exchange system for subcooling and desuperheating (or postheating in the heat mode of a heat pump) the refrigerant of an air-cooled air conditioner, refrigeration system or heat pump. No secondary fluid or pumping system required. Provides near full geothermal system efficiency.

                  USP# 6,237,359 B1
                  Provides liquid refrigerant subcooling by utilizing the cold harvest water and/or meltwater discharging from the ice machine to increase ice production capacity of the ice machine.

                  USP# 6,000,170 (RELEASED BACK TO INVENTOR)
                  A system consisting of multiple parallel reflectively coated tubes whose inflation is controlled by a controller that provides for controlled shading in a greenhouse system during times of high solar loading of the greenhouse, and provides for minimized heat loss at night, especially in cold climates.

                  USP# 6,442,903 B1
                  The structural construction methodology for a greenhouse inflatable insulative covering to be used to reduce heat losses and overheating of greenhouses.

                  USP# 6,460,358 B1
                  A heat exchanger that reduces an evaporator's flash gas loss region and reduces the superheat region, allowing for improved heat exchange by the evaporator itself, thereby allowing for increased refrigeration mass flow and therefore increased system refrigeration capacity.


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         1.2      "LICENSED PATENTS" means all U.S. and foreign patents owned by
Licensor that are necessary to or useful in the manufacture of Licensed
Products, including without limitation those described in Section 1.1.1 of this License Agreement.

         1.3 "LICENSED TECHNOLOGY" means all technology, technical information, trade secrets, know-how, ideas, and other intellectual property now owned or hereafter acquired by Licensor and necessary to or useful in the manufacture of Licensed Products. The term Licensed Technology includes all of Licensor's right, title, and interest in all future rights that Licensor may acquire from any other person that are necessary to or useful in the manufacture of the Licensed Products.

         1.4 "LICENSED MARKS" means all trademarks, trade names, and service marks owned by Licensor and associated with the Licensed Products.

         1.5 "AFFILIATE," when used in reference to a party, means any person, firm, corporation, or other entity that (i) directly, indirectly, partially, or wholly owns or controls the party; (ii) is directly, indirectly, partially, or wholly owned or controlled by the party; (iii) is directly, indirectly, partially, or wholly under common control with the party; (iv) is in a specially favored relationship or course of dealing with the party; (v) is an agent, employee, partner, or joint venturer of the party; or (vi) has a fiduciary or other special relationship with the party; provided, however, that, for the purposes of this Agreement, Licensor and Licensee shall be deemed not to be Affiliates of each other.

                            ARTICLE 2. LICENSE GRANTS

         2.1 LICENSE. Licensor grants to Licensee a worldwide license to use the Licensed Patents, the Licensed Technology, and the Licensed Marks in connection with Licensee's production, service, and sale of Licensed Products. Licensor further authorizes Licensee to copy, reproduce and use copyrighted material furnished by Licensor to Licensee ("Copyrighted Material"). However, Licensee's use of the Licensed Patents, the Licensed Technology, the Licensed Marks, and the Copyrighted Material is strictly limited to uses that conform to this Agreement, and the Licensee's sales of Licensed Products will be strictly in accordance with the Distribution Agreement.

         2.2 EXCLUSIVITY. This agreement does not in any way affect Licensor's own right to use the Licensed Patents, the Licensed Technology, the Licensed Marks, and the Copyrighted Material. With that exception, the license is exclusive.

         2.3 DURATION. This agreement and the license it grants will become and remain effective, if at all, only while the Distribution Agreement is in effect, and then only if and during such periods as provided in the Distribution Agreement. If this agreement becomes effective, the license will be perpetual but subject to termination under this agreement.

                  2.3.1 The license will terminate as to rights under any patent or copyright upon the expiration of that patent or copyright.


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                  2.3.2 The license is terminable at Licensor's option if
         Licensee does not pay any royalty owed to Licensor under this agreement when it is due and then fails to cure the non-payment within ten days after receiving written notice of non-payment from Licensor.

                  2.3.3 Licensee may terminate this agreement in its entirety by giving written notice of termination to Licensor at least 90 days before the intended termination date and paying Licensor all royalties owed to Licensor through such date. Notice of termination given by Licensee will be binding on all affiliates and sublicensees of Licensee.

                  2.3.3 Notwithstanding anything herein to the contrary, unless and until such time as (i) Global Energy and Global Energy Acquisition Group, L.L.C., an Oklahoma limited liability company ("GEAG") shall have entered into the "Funding Agreement" (as contemplated by the Distribution Agreement), and (ii) GEAG shall have made loans to Global Energy in the aggregate amount of at least $500,000 as contemplated by the Funding Agreement, this Agreement and all rights of Licensee hereunder shall be and remain nonexclusive. If, after the Funding Agreement becomes effective, GEAG fails to make any loan required to be made by it under or pursuant to the Funding Agreement, this Agreement and all rights of Licensee hereunder shall become and thereafter remain nonexclusive. During any period of time during which the rights of Licensee hereunder shall be nonexclusive, Global Energy shall then be permitted to license all rights licensed hereunder to other licensees and otherwise arrange for manufacture and sale of its products and other products incorporating its intellectual property, under terms similar to or different from those under this Agreement and in the same or different territories.

         2.4 LOCATIONS. Licensee may use the Licensed Patents and Licensed Technology at one or more plant sites (each, a "Licensed Site"). Licensee will notify Licensor of each Licensed Site promptly after it is selected. If Licensee terminates operations at a Licensed Site, Licensee will move all records and equipment incorporating the practice of any of the Licensed Patents or Licensed Technology to another Licensed Site or will cause all such records and equipment to be destroyed.

         2.5 COOPERATION AND SUPPORT. Promptly after this agreement takes effect, Licensor will (a) deliver to Licensee copies of the relevant documents of Licensor documenting the Licensed Technology and the practice of the Licensed Technology and the Licensed Patents, and (b) make available to Licensee Licensor's personnel, both employees and independent contractors, who are knowledgeable with respect to the manufacture of the Licensed Products and the use and development of the Licensed Technology ("Support Personnel") to assist Licensee at the Licensed Sites during the term of this Agreement. The time required by Licensee under this provision will not exceed one man-month during any twelve-month period for each of up to five Support Personnel. Licensee will reimburse Licensor for the direct salary cost of each of the


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Support Personnel for the time they are assisting Licensee. Licensor agrees that any of its personnel whose employment is terminated by Licensor for any reason may be employed by the Licensee to assist Licensee with its use of the Licensed Technology and the manufacture of the Licensed Products.

         2.6 LIMITED RIGHT TO SUBLICENSE. The license granted in this agreement includes a limited right to sublicense the Licensed Patents and the Licensed Technology to another person for the sole purpose of allowing that person to produce Licensed Products exclusively for sale by Licensee, and/or to service or sell Licensed Products exclusively for Licensee. It is a condition precedent to Licensee's right to grant a sublicense that: (i) Licensor be given prior written notice identifying the proposed sublicensee; (ii) the sublicense enter into a written sublicense agreement approved by Licensor, which approval will not be unreasonably withheld or delayed; and (iii) Licensee guarantee in writing sublicensee's due and faithful compliance with the sublicense agreement.

2.7 ROYALTY. Licensee shall pay Licensor a quarterly royalty equal to 10% of total manufacturing costs for Products produced and/or sold under this Agreement. Licensee agrees to provide to Licensor quarterly reports of such manufacturing costs. Licensee will afford a certified public accounting firm designated by Licensor and reasonably acceptable to Licensee the opportunity to audit such manufacturing costs and the related data and calculations from time to time. Licensee will pay the cost of each audit in which the auditor determines that the total royalties required to have been paid for a particular quarter exceed royalties actually paid (prior to commencement of the audit) for such quarter by more than 2%.

2.8      REPRESENTATIONS AND WARRANTIES.

                  2.8.1 Licensor represents and warrants to Licensee that (i) the Licensed Technology, the Licensed Marks and the Copyrighted Material do not and will not infringe upon any copyrights, trademarks, patents or any other rights of any person; (ii) Licensor has all requisite corporate power and authority to enter into and perform its obligations under this Agreement, including its exhibits, each of which has been duly authorized, validly executed and delivered and constitutes a binding and enforceable obligation of Licensor, and (iii) the execution, delivery and performance of this Agreement by Licensor does not violate or conflict with any applicable law, rule, regulation, or any order, judgment or agreement to which Licensor is a party or by which it is bound.

                  2.8.2 Licensee represents and warrants to Licensor that: (i) Licensee has all requisite corporate power and authority to enter into and perform its obligations under this Agreement, including its exhibits, each of which has been duly authorized, validly executed and delivered and constitutes a binding and enforceable obligation of Licensee; (ii) the execution, delivery and performance of this Agreement by Licensee does not violate or conflict with any applicable


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         law, rule regulation, or any order judgment or agreement to which
         Licensee is a party or by which it is bound.

                           ARTICLE 3. CONFIDENTIALITY

         3.1 TITLE TO LICENSED TECHNOLOGY. The Licensed Technology includes confidential and proprietary information and trade secrets. The Licensed Technology and all related documents, drawings, designs, and prototypes that are disclosed or furnished to Licensee under this agreement will remain the property of Licensor.

         3.2 NON-DISCLOSURE OF CONFIDENTIAL INFORMATION. Licensee will hold all Licensed Technology in strict confidence and, except as expressly allowed by this agreement, will not disclose the existence or content of any Licensed Technology to any third party. Licensee may disclose Licensed Technology to Licensee's employees, agents, contractors, and advisers who have first executed a confidentiality agreement approved as to form by Licensor and then only to the extent necessary for Licensee to exercise its rights under this agreement. If it becomes necessary for Licensee to disclose any of the Licensed Technology to a sublicensee, Licensee will first obtain from the sublicensee a duly executed non-disclosure agreement approved as to form by Licensor. Licensee will assure compliance with and will indemnify Licensor for breaches of non-disclosure covenants by Licensee's employees, agents, contractors, advisors, and sublicensees. The confidentiality obligations under this section will not apply to information that can reasonably be demonstrated:

         (A) was at the time of disclosure part of the public domain or thereafter becomes part of the public domain through no act or omission in breach of this License Agreement;

         (B) was lawfully received after disclosure from a third party, provided, however, that such information was not wrongfully obtained by said third party, directly or indirectly, from the disclosing party or a person under a duty of confidentiality to the Licensor;

         (C) was required to be disclosed pursuant to official governmental process, order or demand.

         3.3 USE OF LICENSED TECHNOLOGY. Licensee and each sublicensee to whom Licensee discloses Licensed Technology, will use the Licensed Technology solely for the purposes specified in this agreement.

         3.4 PROTECTION OF CONFIDENTIAL INFORMATION. Licensee will take all reasonable precautions to protect and preserve the confidentiality of the Licensed Technology and all related evaluation materials, documents, drawings, sketches, designs, products, and samples. Such precautions will be at least as rigorous as those used by Licensee in the protection of its own confidential information. Licensee further covenants and agrees that it will obtain from each of its employees given access to


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Licensed Technology an agreement with respect to the protection of such proprietary information and trade secrets adequate to protect the confidentiality thereof and Licensee accepts responsibility for assuring compliance with such agreement by its employees. Licensee shall be responsible for assuring compliance by each sublicensee with its obligation to protect confidential information.

             ARTICLE 4. ENFORCEMENT OF INTELLECTUAL PROPERTY RIGHTS

         4.1 NO OBLIGATION TO ACT. Neither Licensee nor Licensor shall have the obligation under this License Agreement to bring suit for the infringement of any Licensed Patent or the misappropriation of the Licensed Technology against third parties. Notwithstanding the foregoing, Licensee agrees to promptly notify Licensor in the event that it becomes aware of any infringement or misappropriation of the Licensed Patents or the Licensed Technology, together with all facts and particulars related thereto of which it has knowledge.

         4.2 PROSECUTION OF ACTIONS. Licensor shall have the right to take whatever action Licensor in its sole discretion deems appropriate, including appropriate court action, to terminate the infringement or misappropriation, or to enter into a settlement agreement with the infringing or misappropriating party or parties. Such action shall include the defense of any action in which the validity or infringement of any paten right is placed in issue by a third party, e.g. by way of a declaratory judgment action, opposition, re-examination request or nullity suit. Any such action shall be under the sole control of Licensor, at Licensor's expense, and with counsel of Licensor's choosing. To the extent that any such infringement or misappropriation bears directly upon the rights granted the Licensee hereunder, the Licensee shall, at its expense, be entitled to have co-counsel of its choice observe the progress of such action. Licensee agrees to cooperate fully with Licensor and to provide, at Licensor's expense, any reasonable assistance that Licensor might require in said action, including joining with Licensor as a named party in any lawsuit in which Licensor may become involved in its efforts to terminate the infringement or misappropriation or confirm the validity of any Licensed Patent. Licensor agrees that it will not enter into any agreement in settlement of any such action that would restrict or impair the rights granted the Licensee hereunder or require any material payment by Licensee to any person in order to exercise such rights without the consent of the Licensee.

         4.3 DAMAGES. Notwithstanding other provisions of this Agreement, any damages received by Licensor as a result of action taken under Section 4.2, or any amounts received by Licensor pursuant to a settlement thereof, including any royalties received by Licensor under a settlement sublicense, shall belong to Licensor.

                  ARTICLE 5. RESOLVING CHARGES OF INFRINGEMENT
                              AND MISAPPROPRIATION

         5.1 DEFENSE OF CLAIMS. If a charge of infringement or misappropriation shall be brought by a third party against either Licensor or Licensee or both of them alleging


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that the sale, use, or manufacture of products under the Licensed Patents or the
Licensed Technology infringes the intellectual property rights of such third party, Licensor shall indemnify, defend and hold harmless Licensee, and Licensor shall take all necessary actions to resolve the charge of infringement or misappropriation in such a manner as to avoid disturbance of Licensee's rights under this Agreement, except to the extent, if any, as may result from the wrongful act or omission of Licensee and/or its Affiliates. To the extent that any such claim of infringement or misappropriation might impair the Licensee's exercise of the license granted hereunder, Licensor shall give Licensee prompt notice of such claim and the relevant particulars relating thereto of which Licensor is aware; Licensee shall also be entitled, at its expense, to have co-counsel of its choice observe the progress of such action.

         5.2 PATENT APPLICATIONS. Licensor shall have the right to determine whether a United States or foreign patent application should be filed with respect to a product or process that is included in the Licensed Technology. In the event that Licensee believes that it would be desirable to file a U.S. or foreign patent application with respect to a product or process that is included in the Licensed Technology, it shall so notify Licensor in writing including with such notice the form of proposed application to be filed. Licensor shall have a right of first refusal to prepare, file and prosecute such patent application. If Licensor declines to exercise such right of first refusal, then Licensee shall have the right, at its cost and expense, to prepare, file and prosecute such patent application for the ownership and account of the Licensor. Upon the issue of any patent as a result of such action, such patent shall be the sole and exclusive property of Licensor, but subject to the license granted by Section 2.1 above.

                  5.2.1 Each of Licensor and Licensee shall provide reasonable cooperation to the preparation, filing and prosecution of a patent application under this Section 5.2 by the other; such cooperation shall include access to correspondence with and proposed responses to the U.S. Patent Office and any applicable foreign patent offices with respect to the progress of any such application. Such cooperation shall also include the execution, without the payment of any compensation therefor, of all such applications, instruments and documents as may be reasonably requested in order to carry out the purpose and intent of this Section 5.2.

                  5.2.2 As the owner of any patent issued under this Section 5.2, Licensor shall have the responsibility for any maintenance or other periodic fees or expenses necessary to maintain the validity or effectiveness of any such patent, the costs of which will be paid by Licensee from time to time upon submission to Licensee of invoices therefore, provided however, that if the Licensor shall give Licensee written notice of its intent to abandon any such patent in any foreign jurisdiction, Licensee may preserve such patent in such jurisdiction by committing in writing to such maintenance or other periodic fees or expenses in such jurisdiction, in which case Licensor shall continue the effectiveness of such patent in such jurisdiction for so long as Licensee continues to pay such amounts.


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                       ARTICLE 6. MISCELLANEOUS PROVISIONS

         6.1 NOTICES. Unless otherwise specifically provided in this License Agreement, all notices required or permitted to be given hereunder shall be in writing and shall be transmitted; (I) by registered or certified mail, return receipt requested; (II) by a nationally recognized express courier service, with receipt confirmed; or (III) by telecopier, with receipt confirmed. In each case, such transmission shall be addressed to the party to whom such notice is required or permitted to be given:

If to Licensor:                      At its principal office in Odessa, Florida.

If to Licensee:                      Global Energy Distribution Group, L.L.C.
                                     1425 East 71st
                                     Tulsa, OK  74136

or to any such other person or address as may be designated by notice given in accordance with this Section 6.1. All notices shall be deemed to have been given when received.

         6.2 GOVERNING LAW. This License Agreement shall be governed by and construed in accordance with the laws of the State of Oklahoma.

         6.3 ARBITRATION. All disputes which may arise between the parties out of or in connection with this Agreement, or the interpretation or breach thereof, shall be settled by binding arbitration in Tulsa, Oklahoma pursuant to the commercial arbitration rules of the American Arbitration Association (the "AAA"), by a single arbitrator selected in accordance with the rules of the AAA. Judgment on the arbitration award may be entered into any court having jurisdiction thereof. Either party may seek any interim or preliminary relief from a court of competent jurisdiction in Tulsa, Oklahoma necessary to protect its rights or property pending the completion of arbitration. Should either party file an action contrary to this provision, the other party may recover attorneys fees and costs of responding to such action. Upon any breach of or default under this Agreement by any party, no action shall be taken with respect thereto against the breaching or defaulting party unless and until such breach or default remains uncured thirty (30) days after written notice thereof to the party in breach or default.

         6.4 SEVERABILITY. The parties hereto do not intend to violate any public policy, statutory or common law. However, if any sentence, paragraph, clause or combination of this Agreement is in violation of any state or federal law or is found to be otherwise unenforceable by a court from which there is no appeal, or no appeal is taken; such sentences, paragraphs, clauses, or combinations of the same shall be deleted or amended in a mutually agreeable manner, and the remainder of this Agreement shall remain binding.

         6.5 ASSIGNMENT. This License Agreement and the rights granted hereunder may be assigned by Licensee only with prior consent of Licensor, which will not be


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unreasonably withheld, provided that Licensee may assign its rights under this
Agreement to any person acquiring substantially all assets of Licensee in a merger, sale of assets or comparable transaction. The covenants herein contained shall be binding upon and inure to the benefit to the parties hereto and their heirs, permitted assigns, successors and legal representatives.

         6.6 HEADINGS. The headings or titles of Articles and Sections in this License Agreement are for convenience of reference only and are not intended to be conclusive as to the meaning or construction of the provisions of this Agreement.

         6.7 SEVERABILITY. Any provision or clause hereof which shall be invalidated by virtue of the fact that it is prohibited by law shall be ineffective to the extent of such illegality; however, this shall in no way affect the remaining provisions of this Agreement, and this Agreement shall be interpreted as if such clause or provision were not contained herein, unless such ineffective provision or clause shall be so significant as to materially affect this Agreement.

         6.8 COUNTERPARTS. This Agreement may be executed and delivered in a number of counterparts, each of which, when so executed and delivered, shall be an original and all of such counterparts shall together constitute one and the same Agreement.

         6.9 ENTIRE AGREEMENT; MODIFICATION. This Agreement and the annexes hereto contains the entire agreement and understanding of the parties hereto with respect to the subject matter hereof and supersedes any other oral or written agreements or understandings with respect thereto, which agreements or understandings, if any, are hereby terminated. This Agreement has been entered into for the independent consideration recited in this Agreement and is not to be construed to be a part of, or subject to, any other agreement or understanding between the parties, except as expressly provided herein or therein. This Agreement may not be modified in any manner whatsoever except by a writing signed by Licensor and Licensee.

         Except where the context otherwise requires, words imparting the singular shall include the plural and vice versa, words denoting any gender shall include all genders and words denoting persons shall include bodies corporate and vice versa.

         The parties have read, understand, and agree to the foregoing terms and conditions and have executed this License Agreement this 26th day of September, 2003.


LICENSOR:                                  LICENSEE:


BY:          /s/                           BY:         /s/
   ---------------------------                ----------------------------
NAME:                                      NAME:
     -------------------------                  --------------------------
TITLE:                                     TITLE:
      ------------------------                   -------------------------


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